POWER OF ATTORNEY

Know all by these presents that the undersigned, does hereby make, constitute and appoint each of Andrew Bonzani, Ann Schlaffman, Eunice Yang and Chitra Dave or any one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (in the undersigned’s individual capacity), to execute and deliver such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Kyndryl Holdings, Inc. (“Kyndryl”) (i) pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, statements on Form 3, Form 4 and Form 5 (including any amendments thereto), and (ii) pursuant to Rule 144 under the Securities Act of 1933, as amended, including without limitation notices on Form 144 (including any amendments thereto). The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, 5 or 144 with regard to their ownership of or transactions in securities of Kyndryl, unless earlier revoked in writing. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is Kyndryl assuming, any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended, or Rule 144 under the Securities Act of 1933, as amended.

By:	/s/ Mark Paulek
Name:	Mark Paulek

Date: July 29, 2026